Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

March 13, 2015

Galena Biopharma, Inc.

4640 SW Madcam Avenue, Suite 270

Portland, Oregon 97239

Re:	Registration Statement on Form S-3 (Registration No. 333-188849)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 12, 2013 (the “Base Prospectus”), the preliminary prospectus supplement dated March 12, 2015 (the “Preliminary Prospectus”) and the final prospectus supplement dated March 13, 2015 (the “Prospectus Supplement” and, collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offer and sale by Galena Biopharma, Inc. (the “Company”) of an aggregate of up to (i) 24,358,974 shares (the “Issued Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 12,179,487 shares (the “Warrant Shares”) of Common Stock. The Issued Shares, the Warrants, and the Warrant Shares are covered by the Registration Statement. We understand that the Issued Shares, the Warrants, and the Warrant Shares (collectively, the “Securities”) are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the offer and sale of the Securities. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the United States federal laws and Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Warrants are duly authorized and, provided that the Warrants have been duly executed by the Company and duly delivered to the purchasers thereof as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement remains effective.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC

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